Exhibit 10.30

Loan Agreemen between Changzhou City Wujin Best Electronic Cables Co., Ltd., and Wujin Agriculture Bank, pursuant to which Wujin Agriculture Bank provided a loan with a total amount of RMB5, 000,000. The loan term is from March 2, 2012 to May 31, 2012. The annual interest rate carries a floating interest rate which is 150% of the benchmark interest rate published by the People's Bank of China.